NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD’S NEW CARS, CROSSOVERS SET SALES RECORDS;
NEW PRODUCTS ACHIEVING COMPANY’S SALES TARGETS

•  Ford’s new mid-size cars (Ford Fusion, Mercury Milan and Lincoln MKZ) and its new crossovers (Ford Edge and Lincoln MKX) set monthly sales records in March.
•  Fusion sales up 48 percent compared with a year ago, Milan sales up 45 percent, and Lincoln MKZ sales up 13 percent.
•  Edge sales were 10,915, up 37 percent compared with February and Lincoln MKX sales were 3,054, up 32 percent.
•  Ford, Lincoln and Mercury crossover sales totaled 37,915 in March, up 42 percent compared with a year ago; year-to-date crossover sales up
 29 percent.
•  Ford F-Series sales were 71,481 - the highest monthly sales since August 2006.
•  Ford’s overall sales totaled 264,975, down 9 percent compared with March 2006 (which was the highest monthly sales in 2006).

DEARBORN, Mich., Apr. 3 - Ford’s new mid-size cars (Ford Fusion, Mercury Milan and Lincoln MKZ) and its new crossovers (Ford Edge and Lincoln MKX) set monthly sales records in March.

“We remain committed to offering more of the products that our customers really want, and the popularity of our new cars and crossovers is proof we’re delivering,” said Mark Fields, Ford’s President of The Americas.

Go to http://media.ford.com for news releases and high-resolution photographs.

“Ford is moving quickly to operate profitably at lower volumes and a changed mix, and we are encouraged our retail market share appears to be stabilizing over the past several months,” Fields adds. “Our newest products also are achieving the sales targets we have set for ourselves, another sign that we’re making good progress.”

Combined sales for Ford's new mid-size sedans were 24,094, up 40 percent compared with March 2006. Fusion sales were 15,790 (any-month record), up 48 percent compared with a year ago, and eclipsed the previous record of 15,468 set August 2006. Milan sales were 4,678 (any-month record), up 45 percent, and bettered the previous record of 4,156 set August 2006. Lincoln MKZ sales were 3,626, up 13 percent, a March record and second highest any-month.

The Ford Edge and Lincoln MKX crossovers were introduced in December 2006 and already are achieving sales levels comparable to long-established products in the crossover utility category. Edge sales were 10,915, up 37 percent compared with February and Lincoln MKX sales were 3,054, up 32 percent compared with February. In March, Ford, Mercury and Lincoln crossover sales totaled 37,915, up 42 percent compared with a year ago. In the first quarter of 2007, crossover sales totaled 89,081, up 29 percent compared with first quarter 2006.

An all-new full-size crossover will debut at the New York Auto show on Wednesday.

Ford's F-Series pickup truck posted March sales of 71,481 - the highest monthly sales since August 2006. Compared with March 2006, which was F-Series' highest sales month of 2006, sales were down 15 percent. The company expects F-Series' comparisons to improve as availability of the all-new 2008 model Super Duty increases.

Overall, the company’s March sales totaled 264,975, down 9 percent compared with a year ago, which was the company's highest sales month in 2006.

# # #

Go to http://media.ford.com for news releases and high-resolution photographs.